Exhibit 10.4

                         SENIOR MANAGEMENT LOAN PROGRAM

     In November, 1992 the Compensation Committee (the "Compensation Committee") of the Board of Directors adopted the Senior Management Loan Program (the "Loan Program") which is administered by the Compensation Committee. Members of the Company's senior management are eligible for participation, however, whether to grant a loan is entirely within the discretion of the Compensation Committee.
The purpose of the Loan Program is to provide to members of senior management funds sufficient to pay the exercise price and related taxes associated with the exercise of options to purchase shares of the Company's common stock held by such members of senior management, which if not exercised would expire. The Loan Program encourages members of senior management to hold the shares of common stock they obtain upon exercise of options by giving them access to funds to pay the exercise price and related taxes which they might otherwise obtain through the sale of such common stock. Each loan under the Loan Program is evidenced by a five year promissory note which bears interest equal to the rate paid on five year treasury notes. Interest is payable quarterly and the principal balance, plus any accumulated interest remaining unpaid, is payable upon maturity. The Loan Program requires each member of management receiving a loan to grant to the Company a collateral security interest in the common stock issued upon exercise of the option for which the loan is extended, until such time as all amounts payable under the promissory note are paid in full.



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